EXHIBIT 10.8

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of December 12, 2005, by and among Basic Health Care Networks of Texas, L.P., a Texas limited partnership (“Purchaser”) and Bruce Wardlay (“Obligor”). The Closing Date (as defined in the Master Transaction Agreement (as defined below)) shall be the “Effective Date” of this Agreement. Capitalized terms used and not defined herein shall have the same meanings assigned to such terms in the Master Transaction Agreement.

RECITALS

A. This Agreement is being entered into pursuant to a certain MASTER TRANSACTION AGREEMENT (“Master Transaction Agreement”), dated and effective as of December 12, 2005, by and among Purchaser on the one hand, and 303 MEDICAL CLINIC, P.A. , a Texas professional association, BRUCE WARDLE’, D.O., P.A., a Texas professional association, IBERIA MEDICAL CLINIC, P.A., a Texas professional association, KINGSLEY MEDICAL CLINIC, P.A., a Texas professional association, LAKE JUNE MEDICAL CENTER, P.A., a Texas professional association, NORTHSIDE MEDICAL CLINIC, P.A., a Texas professional association, O’CONNOR MEDICAL CENTER, P.A., a Texas professional association, and RED BIRD URGENT CARE CLINIC, P.A., a Texas professional association, (collectively, the “Clinics”) and Bruce E. Wardlay, D.O.

B.  The undersigned Obligor is an employee, director, officer and sole member of the Clinics

C.  This Non-Competition Agreement is being entered into between the Purchaser and Obligor as a condition of closing pursuant to the Master Transaction Agreement, pursuant to which the Purchaser shall acquire certain assets (“Acquired Assets”) of the Clinics (the “Acquisition”) under a series of separate acquisition agreements. The Master Transaction Agreement, together with each of the exhibits attached thereto, including each of the Asset Purchase Agreements (and documents to be executed in connection therewith), are hereinafter collectively referred to as the “Transaction Documents.”

D.  In connection with the Acquisition, one or more newly formed Texas professional associations (“New PA”) shall be formed by Texas-licensed physician(s) who shall conduct the medical practices formerly conducted by the Clinics, and such New PA will hire certain physicians and staff of the former Clinics.

E. Purchaser will pay the Obligor significant cash consideration in the Acquisition.

F.  The Obligor has valuable knowledge, relationships, experience and expertise in the management and operation of clinics for the delivery of physical therapy, rehabilitation, family and general medical services, and as a condition to closing of the Acquisition, the Purchaser shall concurrently enter into a consulting agreement with the Obligor pursuant to which Obligor will provide consulting services to the Purchaser (the “Consulting Agreement”).

G.  The Purchaser intends to develop, establish, operate and manage additional medical clinics (the “New Clinics”) at one or more locations to be determined by the Purchaser.

H. As a condition and mutual inducement to the Acquisition, the Transaction Documents contemplate, among other things, that the Obligor shall enter into this Non-Competition Agreement effective on the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises made herein, Purchaser and the Obligor hereby agree as follows:

1. Covenant Not to Compete or Solicit. Obligor and the Purchaser acknowledge and agree that, as a result of Obligor’s consulting relationship with the Purchaser, (a) the Purchaser will provide to Obligor and Obligor will become informed of, and have access to, the Proprietary Information (defined below), including without limitation monthly financial statements, pricing terms under managed care agreements and other contracts and pricing terms under vendor agreements, the unauthorized use or disclosure of which would cause irreparable injury to Purchaser, and (b) the Purchaser may integrate Obligor into its established practice, including the introduction of Obligor to referring doctors, to the Purchaser’s existing patients, and to the Purchaser’s existing hospital relations. Further, Obligor acknowledges that Obligor will be provided with special training in the Purchaser’s methods of practice. Separately, Obligor recognizes that entering into a competitive practice with the Purchaser would deprive the Purchaser of some or all of its practice sources to the substantial detriment of the Purchaser’s ongoing practice and Obligor acknowledges that the Purchaser has a substantial interest in protecting itself from unfair competition, including the improper use of Proprietary Information. In consideration for being provided with, and having access to, the Proprietary Information, the special training provided to Obligor by the Purchaser, the integration into the Purchaser’s practice, the substantial compensation paid to Obligor by the Purchaser, and the other benefits received by Obligor hereunder, Obligor agrees with the Purchaser that the following restrictive covenants are reasonably designed to protect the legitimate interests of the Purchaser:

1.1 Covenant Not to Compete. Obligor agrees that during the term of this Agreement and for a period of three (3) years following termination of the Obligor’s consulting relationship with Purchaser (“Restricted Period”), with or without cause, Obligor shall not, directly or indirectly, as an employee, employer, contractor, consultant, agent, principal, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business or practice within the Practice Territory (as defined herein) that is in competition in any manner whatsoever with the practice of the Purchaser, the New PA, and the New Clinics. The parties mutually acknowledge and agree as follows:

(a) If Obligor should set up an office and practice medicine within the Practice Territory in competition with the practice of the Purchaser, it would cause economic harm and loss of goodwill to the Purchaser resulting in immediate and irreparable loss, injuries, and damage to the Purchaser.

(b) Notwithstanding anything to the contrary in this Section 1.1, physician is not prohibited from owning less than five percent (5%) of the equity of any publicly-traded entity.

(c) Neither the public in general nor any patients will be adversely affected by the enforcement of the non-competition covenant, in that other similar providers of professional medical services are readily available within the restricted area.

1.2 Practice Territory. The Purchaser is actively engaged in the practice of general family and urgent care and ancillary medical services such as rehabilitation and physical medicine in the clinics with locations specified in the Master Lease Agreement (defined in the Master Transaction Agreement) and it is therefore agreed that the term of “Practice Territory” shall mean: a ten (10) mile radius of any of such practice sites. In the event that the provisions of this Section 1.2 are deemed by a court of competent jurisdiction to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws. Notwithstanding the foregoing, Obligor may engage in such practice within the Practice Territory as necessary to provide continuing care and treatment to a specific patient or patients of the Obligor (with whom the Obligor treated prior to the Acquisition) during the course of an acute illness of said patient or patients.

1.3 Remedies. Without limiting other possible remedies to Purchaser for breach of this covenant, Obligor agrees that injunctive or other equitable relief will be available to enforce the covenants of this provision, such relief to be without the necessity of posting a bond, cash or otherwise. In any action to enforce any provision of this Section, the court may award reasonable attorneys’ fees, costs, and expenses to the prevailing party.

1.4 Buyout. Notwithstanding the prior provisions of this Section 1, in the event Obligor desires to pursue the practice of medicine in the Practice Territory in violation of these restrictive covenants, Obligor shall be released from the restrictive covenants in Section 1.1 and may practice in competition with the Purchaser within the Practice Territory after the termination of this Agreement by payment to the Purchaser of the Buyout Amount set forth in this Section 1.4. The Buyout Amount shall be calculated as follows: (i) Fifty Percent (50%) of the Total Cash Consideration (as defined in the Master Transaction Agreement) received by the Obligor in the Acquisition, times (ii) a fraction equal to the number of months (rounding up to the nearest month) after the commencement of the Restricted Period, divided by thirty six (36) months. The parties agree that any estimation of actual damages would be difficult to calculate and, further, agree that the foregoing calculation represents a fair and reasonable estimation of actual damages to Obligor for purposes of this Agreement.

1.5 Limitations On Covenants. Notwithstanding anything contained in this Section 1 or anywhere else in this Agreement:

(a) Under no circumstance shall any provision of this Agreement be deemed to deny Obligor access to a list of patients whom Obligor had seen or treated prior to or within two (2) years after the closing of the Acquisition.

(b) After closing of the Acquisition, the Purchaser (at its expense) shall provide Obligor reasonably convenient and ready access to medical records of any or all of the Obligor’s patients upon authorization of such patient or patients and shall provide copies of any such medical records for a reasonable fee as established by the Texas State Board of Medical Examiners under Section 165.5 of Title 22, Part 9, Chapter 165, of the Texas Administrative Code and Section 5.08(o) of the Texas Medical Practice Act.

(c) Any access by Obligor to a list of patients or to patients’ medical records after closing of the Acquisition shall not require that such list or records be provided in a format different from that by which such records are maintained, except by mutual consent of the Purchaser and Obligor.

(d) In no event shall Obligor be prohibited by this Agreement from providing continuing care and treatment to a specific patient or patients (whom the Obligor treated prior to the closing of the Acquisition) during the course of an acute illness even after Obligor’s consulting relationship with the Purchaser has terminated.

(e) The covenants contained in this Agreement shall not apply to Obligor’s ownership, management or other interest in (either directly or indirectly) those entities listed on Exhibit “A” attached hereto and made a part hereof for all purposes.

1.6 Proprietary Information. For purposes of this Agreement, “Proprietary Information” means any and all information and material disclosed by the Purchaser to the Obligor, or obtained by Obligor through inspection or observation of Purchaser’s property or facilities, including but not limited to intellectual property rights obtained by Purchaser under the Master Transaction Agreement (whether any of the foregoing is in writing, or in oral, graphic, electronic or any other form). Proprietary Information, includes, without limitation, any (a) trade secret, know-how, idea, invention, process, protocol, procedure, technique, algorithm, program, hardware, device, design, schematic, drawing, formula, data, plan, strategy and forecast of, and (b) technical, engineering, manufacturing, product, marketing, servicing, financial, personnel and other information and materials of, Purchaser and its employees, consultants (other than Obligor), investors, affiliates, licensors, suppliers, vendors, customers, clients and other persons and entities.

1.7 Exception for Master Lease Agreement. Reference is made to a Master Lease Agreement dated an even date herewith entered into pursuant to the Master Transaction Agreement (“Master Lease”), under which the Purchaser shall lease office space from BEW Financing, L.P., a Texas limited partnership (the “Lessor”) of which Obligor is a beneficial owner. The Purchaser and the Obligor hereby expressly agree that in the event that the Master Lease (or any “Site Lease” thereunder) is terminated, or if the Lessor elects to re-let the premises covered by any Site Lease after an event of default by the lessee thereunder without terminating the Site Lease, the re-leasing thereafter of the same office space by the Lessor to a third party clinic, medical practice, or management company in the same or similar line of business or in direct or indirect competition with the Purchaser, shall not be deemed to be a violation of the non-competition covenants set forth in Sections 1.1 and 1.2 of this Agreement.

2. Covenant Not to Solicit. During the term of this Agreement and for a further period of three (3) years after termination of the Obligor’s consulting relationship, Obligor shall not request or advise, solicit or attempt to solicit for the benefit of Obligor or any other person or entity any present or future employee of the Purchaser, the New PA, or the New Clinics, to terminate employment with such parties or to become an employee of Obligor or any other person or entity.

3.  Survival. Obligor’s obligations under this Agreement shall remain in effect if the consulting arrangement between the Purchaser and Obligor is terminated for any reason.

4.  Miscellaneous.

(a)  Governing Law; Consent to Personal Jurisdiction.

(i)  This Agreement shall be governed by the laws of the State of Texas without reference to rules of conflicts of law. Obligor and Purchaser each hereby consent to the personal jurisdiction of the state and federal courts located in Texas for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(ii)  Any claim, dispute or other controversy having a monetary amount of $100,000 or less (a “Controversy”) relating to this Agreement shall be settled and resolved by binding arbitration in Dallas, Texas before a single arbitrator under the rules of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration is made. If there is any conflict between the AAA rules and this arbitration clause, this arbitration clause will govern and determine the rights of the parties. The parties to this Agreement (the “Parties”) shall be entitled to full discovery regarding the Controversy as permitted by applicable codes of civil procedure. The arbitrator’s decision on the Controversy shall be a final and binding determination of the Controversy and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the Parties. The arbitrator shall also award the prevailing Party any reasonable attorneys’ fees and reasonable expenses the prevailing Party incurs in connection with the arbitration, and the non-prevailing Party shall pay the arbitrator’s fees and expenses. The arbitrator shall determine who is the prevailing Party. Each Party also agrees to accept service of process for all arbitration proceedings in accordance with AAA’s rules.

(iii)  The obligation to arbitrate shall not be binding upon either party with respect to a controversy exceeding a monetary amount of $100,000, requests for temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute between the Parties.

(iv)  The provisions of this Section shall be construed as independent of any other covenant or provision of this Agreement; provided that, if a court of competent jurisdiction determines that any such provisions are unlawful in any way, such court shall modify or interpret such provisions to the minimum extent necessary to have them comply with the law.

(v)  This arbitration provision shall be deemed to be self-executing and shall remain in full force and effect after expiration or termination of this Agreement. In the event either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise notwithstanding said failure to appear.

(b)  Severability. If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

(c)  No Assignment. Because the nature of the Agreement is specific to the actions of Obligor, Obligor may not assign this Agreement. This Agreement shall inure to the benefit of Purchaser and its successors and assigns.

(d)  Notices

.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been given when delivered personally, on the next business day when sent overnight by Federal Express or other nationally recognized overnight courier service, or five (5) days after being mailed if mailed by first-class, registered or certified mail, postage prepaid, addressed:

If to Purchaser, addressed to:

Robert S. Goldsamt, CEO
Basic Health Care Networks of Texas, L.P.
10601 Aryes Avenue, Suite One
Los Angeles, California 90064
Facsimile: (310) 876-0791

With copies to:

Kevin K. Leung, Esq.
Richardson & Patel, LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Facsimile: (310) 208-1154

 If to the Obligor, addressed to:

Dr. Bruce Wardlay
17853 Country Road, 105A
Grandview, TX 76050
e-mail: txmedclinic@hotmail.com
Facsimile: (817) 866-3487

or at such other address or addresses as the respective parties shall have furnished to the other parties in writing.

(e)  Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by Purchaser and Obligor.

(f)  Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(g)  Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(h)  Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

(i)  Termination. This Agreement shall terminate and be of no force and effect upon the earlier of (a) the third anniversary of the termination of Obligor’s consultancy with Purchaser, or (b) upon the complete cessation of the Purchaser’s business as a going concern in the Restricted Area.

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IN WITNESS WHEREOF, the Parties have executed this Non-Competition Agreement as of the date first written above.

BASIC HEALTH CARE NETWORKS
OF TEXAS, LP

By: Basic Health Care Networks of Texas I, LLC, a Delaware limited liability company, General Partner

By: /s/ Robert Goldsamt
____________________________________
Robert Goldsamt,
Chief Executive Officer

OBLIGOR:

/s/ Bruce Wardlay
____________________________________
Bruce Wardlay